Exhibit 99.1

United Security Bancshares, Inc. Reports Growth in Fourth Quarter and 2012 Net Income

Net Income Rises to $883,000 in Fourth Quarter

THOMASVILLE, Ala.--(BUSINESS WIRE)--February 21, 2013--United Security Bancshares, Inc. (Nasdaq: USBI) today reported an increase in net income attributable to USBI for the fourth quarter of 2012 to $883,000, or $0.15 per diluted share, compared with a net loss attributable to USBI of ($9.5 million), or ($1.58) per diluted share, for the fourth quarter of 2011. Net income attributable to USBI rose to $2.2 million, or $0.36 per diluted share, for the year ended December 31, 2012, compared with a net loss attributable to USBI of ($9.1 million), or ($1.51) per diluted share, in 2011.

“The fourth quarter of 2012 was our third consecutive quarter to report growth in net income, which resulted in large part from reduced non-interest expenses, charges related to other real estate and non-performing loans, including significant reductions in charge-offs and our provision for loan losses,” stated James F. House, President and CEO of United Security Bancshares, Inc. “We have been very successful over the past year in improving our asset quality, which has been a key driver in our improved earnings performance."

“We reduced non-performing loans by $8.8 million from the third quarter of 2012. We benefited from increased sales of other real estate owned (OREO) and successfully resolved a large loan that was placed on non-accrual status in the third quarter. We are pleased with our progress in reducing the level of non-performing assets, as highlighted by non-accrual loans declining $8.0 million to $23.6 million and OREO declining $0.3 million to $13.3 million from the third quarter of 2012. Our charge-offs and write-downs of OREO were also down from last year. In addition, our loans accruing 90-days past due declined $0.5 million to $1.6 million as of December 31, 2012, as compared to $2.1 million as of September 30, 2012. Although we made solid progress in reducing non-performing assets during 2012, they still remain at elevated levels, and we remain focused on resolving problem loans and selling OREO to improve our long-term profitability."

“Loan demand is still weak, but we are beginning to see some areas of recovery,” continued Mr. House. “Our challenge will be to grow our loan portfolio with quality loans. We believe that our strong capital base will continue to provide us with the capacity to make new loans and will provide us with a competitive advantage as the economy improves.”

Fourth Quarter Results

Net income attributable to USBI rose to $883,000, or $0.15 per diluted share, for the fourth quarter of 2012, compared with a net loss attributable to USBI of ($9.5 million), or ($1.58) per diluted share, for the fourth quarter of 2011. The 2011 fourth quarter’s results included a $4.1 million non-cash write-off of goodwill.

“Our improved profitability has added to our strong capital base, and we continue to be rated “well capitalized,” the highest regulatory rating,” continued Mr. House. “We maintained our ‘well capitalized,’ rating throughout the economic downturn and without any financial assistance from the Federal government. At December 31, 2012, our total risk based capital ratio rose to 17.1% for the Company and 17.2% for the Bank, both well above the regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. In addition, our Tier 1 leverage ratio was 10.5% for the Company and 10.6% for the Bank, both measures significantly above the requirement of 5.0% for a well-capitalized institution and minimum regulatory requirement of 3.0%.”

Interest income totaled $9.7 million in the fourth quarter of 2012, compared with $10.6 million in the fourth quarter of 2011. The decrease in interest income was due primarily to lower earning assets, primarily loans, compared with the fourth quarter of 2011, partially offset by a 53 basis point increase in net interest margin to 6.66% in the fourth quarter of 2012, compared with 6.13% in the fourth quarter of 2011.

Net loans totaled $337.4 million in the fourth quarter of 2012, compared with $381.1 million in the fourth quarter of 2011. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan demand. An overall weak economy in the bank’s markets, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Interest expense declined 46% to $888,000 in the fourth quarter of 2012, compared with $1.6 million in the fourth quarter of 2011. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits.

Net interest income declined 1.9% to $8.8 million in the fourth quarter of 2012, compared with $9.0 million in the fourth quarter of the prior year.

Provision for loan losses dropped to $1.2 million in the fourth quarter of 2012, compared with $13.6 million in the fourth quarter of 2011. Net charge-offs totaled $1.8 million in the fourth quarter of 2012, compared with $6.6 million in the fourth quarter of 2011.

Total non-interest income was $1.5 million in the fourth quarter of 2012, compared with $3.7 million in the fourth quarter of 2011. The decline in non-interest income was due primarily to lower gains on the sale of investment securities in the fourth quarter of 2012 compared with the fourth quarter of 2011.

Non-interest expense declined to $7.7 million in the fourth quarter of 2012, compared with $14.1 million in the fourth quarter of 2011. The 2011 fourth quarter’s results included a $4.1 million impairment charge to goodwill and higher expenses related to other real estate. Total expenses related to other real estate declined $2.7 million to $0.6 million in the fourth quarter of 2012, compared with $3.3 million in the fourth quarter of 2011.

Twelve Month Results

For the year ended December 31, 2012, net income attributable to USBI increased to $2.2 million, or $0.36 per diluted share, compared with a net loss attributable to USBI of ($9.1 million), or ($1.51) per diluted share, for the year ended December 31, 2011.

Net interest income declined to $34.2 million in 2012, compared with $35.3 million in 2011. The decline in net interest income was due primarily to lower interest earning assets, primarily loans, in 2012 compared with the prior year. Net loans were down $43.7 million to $337.4 million at December 31, 2012, compared with $381.1 million at December 31, 2011. Net interest margin increased to 6.21% in 2012 from 6.17% in 2011. The growth in net interest margin in 2012 resulted from a lower cost of funds compared with 2011.

Provision for loan losses declined to $4.3 million in 2012, or 1.15% annualized of average loans, compared with $18.8 million, or 4.63% annualized of average loans, in 2011. Net charge-offs totaled $7.3 million in 2012, compared with $17.5 million in 2011.

Non-interest income declined to $5.6 million in 2012, compared with $8.7 million in 2011, primarily due to lower gains on the sale of investment securities in 2012 compared with 2011.

Non-interest expense declined 19.4% to $32.5 million in 2012, compared with $40.3 million in 2011. Non-interest expense declined in every major category in 2012 compared with the prior year except for salary expense, which was up 0.7%, and furniture and equipment expense, which was up 0.8%, as compared with 2011. Impairment on other real estate declined $2.8 million from 2011.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Cash and Due from Banks	$12,181	$9,491
Interest-Bearing Deposits in Banks	41,945	43,306
Total Cash and Cash Equivalents	54,126	52,797
Federal Funds Sold	5,000	-
Investment Securities Available-for-Sale, at fair market value	92,614	122,170
Investment Securities Held-to-Maturity, at cost	21,136	1,170
Federal Home Loan Bank Stock, at cost	936	2,861
Loans, net of allowance for loan losses of $19,278 and $22,267, respectively	337,400	381,085
Premises and Equipment, net	8,902	9,050
Cash Surrender Value of Bank-Owned Life Insurance	13,303	12,922
Accrued Interest Receivable	3,101	3,958
Investment in Limited Partnerships	836	1,456
Other Real Estate Owned	13,286	16,774
Other Assets	16,492	17,567
Total Assets	$567,132	$621,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$489,034	$527,073
Accrued Interest Expense	413	790
Short-Term Borrowings	638	356
Long-Term Debt	-	20,000
Other Liabilities	8,400	7,383
Total Liabilities	498,485	555,602

Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 and 7,322,560 shares issued, respectively; 6,023,622 and 6,015,737 shares outstanding, respectively	73	73
Surplus	9,284	9,259
Accumulated Other Comprehensive Income, net of tax	3,139	3,005
Retained Earnings	77,286	75,091
Less Treasury Stock: 1,303,938 and 1,306,823 shares at cost, respectively	(21,123)	(21,208)
Noncontrolling Interest	(12)	(12)

Total Shareholders’ Equity	68,647	66,208

Total Liabilities and Shareholders’ Equity	$567,132	$621,810

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

INTEREST INCOME:
Interest and Fees on Loans	$8,919	$9,365	$35,373	$37,064
Interest on Investment Securities	748	1,231	3,380	5,282
Total Interest Income	9,667	10,596	38,753	42,346

INTEREST EXPENSE:
Interest on Deposits	884	1,518	4,433	6,260
Interest on Borrowings	4	127	123	759
Total Interest Expense	888	1,645	4,556	7,019

NET INTEREST INCOME	8,779	8,951	34,197	35,327

PROVISION FOR LOAN LOSSES	1,163	13,626	4,338	18,802

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	7,616	(4,675)	29,859	16,525

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	652	719	2,522	2,888
Credit Life Insurance Income	342	348	955	924
Other Income	513	2,681	2,088	4,916
Total Non-Interest Income	1,507	3,748	5,565	8,728

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,678	3,253	14,590	14,491
Occupancy Expense	483	460	1,899	1,922
Furniture and Equipment Expense	323	331	1,293	1,282
Impairment on Other Real Estate Owned	342	2,548	3,583	6,390
Goodwill Impairment	-	4,098	-	4,098
Loss on Sale of Other Real Estate	251	771	1,283	1,607
Other Expense	2,575	2,648	9,836	10,497
Total Non-Interest Expense	7,652	14,109	32,484	40,287

INCOME (LOSS) BEFORE INCOME TAXES	1,471	(15,036)	2,940	(15,034)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	588	(5,547)	745	(5,958)
NET INCOME (LOSS)	$883	$(9,489)	$2,195	$(9,076)
Less: Net Loss Attributable to Noncontrolling Interest	-	-	-	(1)
NET INCOME (LOSS) ATTRIBUTABLE TO USBI	$883	$(9,489)	$2,195	$(9,075)
BASIC AND DILUTED NET INCOME (LOSS) ATTRIBUTABLE TO USBI PER SHARE	$0.15	$(1.58)	$0.36	$(1.51)

DIVIDENDS PER SHARE	$0.00	$0.00	$0.00	$0.04

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424